Exhibit 8.2

April 19, 2023

First Miami Bancorp, Inc.

5750 Sunset Drive

South Miami, Florida 33143

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of United Community Banks, Inc., a Georgia corporation (“UCBI”), including the proxy statement/prospectus forming a part thereof, relating to the proposed transaction between UCBI and First Miami Bancorp, Inc., a Delaware corporation.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900 | Chicago, Illinois 60606 | T. 312.984.3100 | F. 312.984.3150 | bfkn.com